EXHIBIT 99.1

MetroCorp Bancshares, Inc. Completes Sale of Common Stock in Private Placement

HOUSTON, Sept. 17, 2010 (GLOBE NEWSWIRE) -- MetroCorp Bancshares, Inc. (Nasdaq:MCBI) announced that on Thursday, September 16, 2010 it sold 954,000 shares of its common stock at $3.00 per share to an accredited investor in a private placement. The Company did not use a placement agent, broker or similar service in connection with the private placement. The purchase price of $3.00 per share was approved by the Board of Directors of the Company on August 27, 2010 and was based upon an amount equal to 110% of the average closing price per share of the Company's common stock on The Nasdaq Global Market for the 15 trading days ending on and including July 30, 2010. The approximate $2.86 million in net proceeds will be used by the Company for general corporate purposes.

The shares of the Company's common stock issued in conjunction with the private placement were issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and are "restricted securities." These shares may not be offered or sold in the United States absent registration with the Securities and Exchange Commission under the Securities Act or an applicable exception therefrom.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of June 30, 2010, the Company had consolidated assets of $1.6 billion. For more information, visit the Company's web site at www.metrobank-na.com.

The MetroCorp Bancshares Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=2894

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) the failure of or changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) an adverse change in the real estate market in the Company's primary market areas; (5) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (6) the effect of compliance, or failure to comply within stated deadlines of the provisions of the formal agreement between MetroBank and the Office of the Comptroller of the Currency; (7) changes in the availability of funds which could increase costs or decrease liquidity; (8) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (9) changes in accounting principles, policies or guidelines; (10) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company's securities portfolio; (11) the incurrence and possible impairment of goodwill associated with an acquisition; and (12) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. These and other risks and factors are further described from time to time in the Company's 2009 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

CONTACT:  MetroCorp Bancshares, Inc., Houston
          George Lee, Executive Vice Chairman, President & CEO
          (713) 776-3876